Exhibit 10.1

Dated 7 April 2023
ZURA BIO LIMITED and SOMEIT SIDHU
SERVICE AGREEMENT

THIS AGREEMENT is entered into between the parties on April 7, 2023

PARTIES

(1)	Zura Bio Limited a company incorporated and registered in England and Wales with company number 13856620 and whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (the "Company"); and

(2)	Someit Sidhu of 148 Kenilworth Road, Coventry, CV4 7AP, United Kingdom (the "Employee").

AGREED TERMS

1.	Definitions

1.1	The following terms shall have the following meanings unless the context requires otherwise:

"Board" means the board of directors of the Company or any person or committee of the board duly appointed by it;

"Capacity" means as agent, consultant, director, employee, owner, partner, shareholder or otherwise;

"Commencement Date" means March 20, 2023;

"Confidential Information" means trade secrets, knowhow and information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company or any of their suppliers, business associates, partners, investors, contractors, customers, agents, shareholders or management, including (but not limited to):

i.	research papers and research findings, technical designs, processes, formulae, manufacturing methods, algorithms, codes, drawings, diagrams, specifications, source codes and software;
ii.	details of current activities and current and future business strategies and tactics and research and development including (without limitation) those relating to product development, future research, development and usage, investors, investment and other forms of financing, regulatory processes and regulatory approvals, services, management, advertising, sales and marketing, the acquisition or disposal of a company or business or part thereof or any proposed expansion or contraction of activities or current or proposed contracting or outsourcing;
iii.	the research and development of new systems, products, services or use cases;
iv.	external business associates or partners, laboratories, consultants, contractors and suppliers and their pricing, incentives, services, designs, production, development and delivery capabilities;
v.	clients and details of their particular requirements and businesses and the terms of business with them;
vi.	details of consultants, employees and officers of the Company or any Group Company and of any specific skillset, remuneration and other benefits paid to them;
vii.	costings, profit margins, discounts, rebates, pricing, payment and credit policies and other financial information and procedures and systems for the foregoing whether of the Company, a Group Company or of any partner, contractor, client, customer, supplier, agent or business associate of the Company or Group Company;

viii.	existing and prospective operating systems, software applications and methods or production, manufacture, processing or treatment;
ix.	contact lists, data bases and other similar assimilations of business or individual contact details;
x.	any document or intangible material clearly marked 'confidential', information which the Employee is told is confidential or any other information of a private, confidential or secret nature concerning the Company or any Group Company and any information which has been given to the Company or any Group Company in confidence by clients, customers, suppliers, agents, business associates or other persons (notwithstanding that information falling into i to ix above shall be considered Confidential Information whether or not marked or otherwise identified as such).

Information is not Confidential Information if:

i.	it is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by the Employee in breach of this agreement (except that any compilation of otherwise public information in a form not publicly known shall still be treated as Confidential Information); or
ii.	it was available to the Employee on a non-confidential basis before disclosure by the Company or any Group Company;

"Copies" means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

“Employment Inventions” means any Invention which is made wholly or partially by the Employee at any time during the course of their employment with the Company (whether or not during working hours or using the Company’s premises or resources, and whether or not recorded in material form and whether before or after the date of this Agreement);

“Employment IPRs” means Intellectual Property Rights created by the Employee in the course of their employment with the Company (whether or not during working hours or using the Company’s premises or resources and whether before or after the date of this Agreement);

"Garden Leave" means any period during which the Company has exercised its rights under clause 23;

"Group Company" means the Company and any group undertaking (as such term is defined in section 1161(5) of the Companies Act 2006) of the Company in any jurisdiction from time to time;

"Intellectual Property Rights" means patents, rights to Inventions, copyright and related rights, trade marks, service marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Invention" means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

"Permitted Investment" has the meaning given to it in clause 16.3; and

"Termination" means the termination of the Employee’s employment under this Agreement however caused, whether lawful or not, and "Termination Date" means the date of Termination.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words in the singular include the plural and in the plural include the singular;

1.2.2	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.3	the headings are inserted for convenience only and shall not affect its construction;

1.2.4	reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.5	reference to any regulator or other body includes a reference to any successor;

1.2.6	references to clauses and the parties are respectively to clauses of and the parties to this Agreement; and

1.2.7	save as otherwise defined words and expressions shall be construed in accordance with the Interpretation Act 1978.

2.	Term of Employment

2.1	The Employee’s employment under the terms of this Agreement commenced on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than three (3) months' prior notice in writing.

2.2	The Employee’s continuous period of employment commenced on the Commencement Date. No previous employment with the Company or any other employer counts as part of the Employee's period of continuous employment with the Company.

3.	Pre-Conditions and Warranties

3.1	The Employee’s employment under this Agreement is conditional upon:

3.1.1	the Employee having produced to the Company for inspection original documents proving the Employee’s right to work lawfully in the United Kingdom; and

3.1.2	the Company having obtained and being satisfied with the results of such written and/or oral references and such other background screening as the Company shall determine.

3.2	The Employee warrants that:

3.2.1	all information provided to the Company by or on behalf of the Employee during the recruitment process is true, complete and not misleading;

3.2.2	the Employee is entitled to work in the United Kingdom without any additional approvals; and

3.2.3	the Employee is not prevented by the terms of any agreement or court order from commencing employment with the Company on the Commencement Date and that there are no express or implied terms of any contract with (or other obligation to) any third party that could prevent or hinder the performance of the Employee’s duties in full to any Group Company.

3.3	It is a condition of this employment that the Employee has and maintains during the course of this employment, valid United Kingdom immigration permission which permits the Employee to be employed by the Company in the role for which the Employee is employed. The Employee must notify the Company immediately if at any time the Employee does not meet this condition. The Employee must produce to the Company for inspection the documents proving this right to the Company’s satisfaction upon the Commencement Date and otherwise upon request. If the Employee has time limited immigration permission, the Employee must produce this evidence on an annual basis. If the Employee is sponsored by the Company, it is a condition of the employment that the Employee provides the Company with the information that it requires to comply with its obligations as a licensed sponsor.

3.4	If the Employee is in breach of any of the warranties or fails to satisfy any of the conditions set out in this clause 3 then the Company shall be entitled to terminate the Employee’s employment summarily.

4.	Duties

4.1	The Employee shall serve the Company as the Chief Executive Officer of the Company or in such other role as the Board may reasonably determine. The Employee’s duties shall be as specified from time to time by the Board.

4.2	During the employment the Employee shall:

4.2.1	devote their full working time, attention and abilities to the business of the Company and any other Group Company for which the Employee is required to work;

4.2.2	faithfully and diligently exercise such powers and perform such duties for each Group Company as may from time to time be assigned by the Company;

4.2.3	comply with all reasonable and lawful directions given by the Board and give to the Board such explanations, information and assistance as the Board may reasonably require;

4.2.4	promptly make such reports to the Board in connection with the affairs of each Group Company on such matters and at such times as are reasonably required;

4.2.5	report their own wrongdoing and any wrongdoing or proposed or potential wrongdoing of any other employee, officer or consultant of any Group Company to the Board immediately on becoming aware of it;

4.2.6	use their utmost endeavours to promote, protect, develop and extend the business of each Group Company;

4.2.7	comply with their common law, statutory, regulatory and fiduciary duties including those contained in the Companies Act 2006 and any professional conduct rules applicable to them;

4.2.8	exercise the Employee’s powers jointly with such other person that the Company may appoint; and

4.2.9	at all times conduct the business of each Group Company for which the Employee is responsible in a lawful and ethical manner;

4.2.10	report to the Board in writing any matter relating to the Company or any Group Company or any of its or their officers or employees of which they become aware and which constitutes or is likely to constitute a breach of a legal obligation;

4.2.11	not engage in any form of facilitating tax evasion whether under UK law or under the law of any foreign country. The Employee must immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made; and

4.2.12	not without the written consent of the Board (such consent not to be unreasonably withheld) pledge the credit of the Company or any Group Company other than in the day to day running of the Company or enter into any major or substantial commitment or contract without the approval of the Board.

4.3	During the employment the Company has no duty to provide any work to, or vest any powers in, the Employee and the Employee shall have no right to perform any services for the Company or any Group Company.

4.4	The Employee must not whether during their employment or at any time thereafter make any comment (whether oral or in writing in any forum whatsoever) in relation to the Company, the Group Company, its/their business associates, partners, investors, employees, shareholders, directors or any other personnel or business contacts which is derogatory to or which might damage its or their reputation in any way.

4.5	The Employee shall immediately inform the Board, if at any time during their employment he/she becomes aware that two or more employees of the Company or any Group Company plan or propose to leave either at the same time or within six months’ of the first employee’s termination date, in order to become employed, concerned or engaged, in or by the same person or entity, including for the avoidance of doubt engagement on the employees’ own account or through an agency or service company, including in the circumstance when one such employee is himself/herself.

5.	Policies and Procedures

5.1	The Employee will read and comply strictly with:

5.1.1	any rules, policies and procedures that apply to each Group Company at all times; and

5.1.2	any other laws and regulations material to the conduct of the business of the Company or any Group Company.

5.2	Although the Company’s rules, policies and procedures do not form part of this Agreement, failure to comply with them may result in disciplinary action up to and including dismissal.

5.3	The Company expects the highest standards of integrity in relation to the Employee’s dealings with the Company's customers, suppliers, agents and subcontractors and with any government official. The Employee must comply with the Company's Anti-bribery and Corruption Policy (insofar as such a policy is in place from time to time). Any breach of this policy will be regarded as a serious matter and will be dealt with under the Company's disciplinary procedure. Serious cases may be treated as gross misconduct leading to summary dismissal.

6.	Place of Work

6.1	The normal place of work of the Employee is their home which must be in the United Kingdom except with the Company’s prior written consent (not to be unreasonably withheld). If the Company opens an office in due course the Employee may be required to work all or part of their time from that office as reasonably agreed between the parties.

6.2	The Employee agrees to reasonable travel on any business of any Group Company (both within the United Kingdom and abroad) as may be required for the proper performance of the Employee’s duties.

6.3	It is not envisaged currently that the Employee will be required to travel outside the UK for continuous periods longer than one month. However, in the event the Employee were so required, details will be provided to him.

6.4	The Employee confirms that he/she:

6.4.1	is not in breach of any covenant or agreement in doing work at their home address;

6.4.2	shall inform the Company as soon as possible if he/she plans to change their home address and when it does actually change;

6.4.3	shall take reasonable steps to ensure that all Company property and confidential information is held securely at their home address when working from home;

6.4.4	shall comply with the Company’s Home Working Policies (insofar as such policies are in place from time to time); and

6.4.5	shall comply with all health and safety guidelines and instructions which the Company may give to the Employee from time to time and complete without delay all health and safety questionnaires the Company may send to the Employee from time to time.

6.5	The Employee is entitled to a rest break of 20 minutes for every six hours that they work. It is the Employee’s responsibility to ensure they take this rest break.

6.6	The Employee is responsible for ensuring the security of confidential information in their home. In particular, they undertake to:

6.6.1	use appropriate password security;

6.6.2	use appropriate software security and keep security software up to date on all devices used for work purposes;

6.6.3	comply with the Company’s instructions relating to security of communications;

6.6.4	protect all and any data held on any device and comply with any data protection policy the Company has in place and the Company’s instructions relating to the sharing of data;

6.6.5	take all care to maintain confidentiality when working from home and comply with all Company instructions in this regard;

6.6.6	lock their computer terminal (with a reasonable self-locking time delay) whenever it is left unattended;

6.6.7	ensure no one else in their home has access to confidential information stored on their computer or other devices;

6.6.8	ensure any wireless network is secure and comply with the Company’s instructions relating to wireless network security;

6.6.9	keep all papers in filing cabinets that are locked when not in use and ensure that no one else in their home has access to such papers;

6.6.10	shred or otherwise dispose securely of confidential information when it is no longer required and at all times comply with the Company’s instructions on document retention; and

6.6.14	report immediately to the Board any data breach or incident involving the security of information held as a result of the Employee’s employment that they discover or suspect.

7.	Hours of Work

7.1	The Employee’s normal working hours are 9am until 5:30pm from Monday to Friday. Due to the seniority of the Employee’s role, however, their hours of work may vary. The Employee must work such additional hours and travel within and outside the United Kingdom (without further remuneration other than as specified in Clause 8 below) as may reasonably be required for the proper performance of their duties.

7.2	Both the Employee and the Company agree that the nature of the Employee’s position is such that the employment is not, and cannot be, measured and that this employment falls within the scope of Regulation 20 of the Working Time Regulations 1998 (as amended from time to time).

8.	Salary and other Compensation

8.1	The Employee shall be paid a basic salary of GBP £425,000 per annum (the “basic salary”) subject to deductions or other withholdings as required by applicable law. The basic salary will accrue from day to day and by payable monthly in arrears by equal instalments.

8.2	The Company may deduct from the salary or any other sums and compensation payable to the Employee any money owed to any Group Company by the Employee (including but not limited to loans, advances, relocation expenses and excess holiday payments). The Employee will reimburse the Company upon demand for the personal use of any Company credit card, any other unauthorised transactions entered into by the Employee or any overpayments made to the Employee.

8.3	The Employees salary and other compensation will be reviewed annually in each year by the Board. The Company has no obligation to increase the Employee’s salary and/or compensation following an annual review.

9.	Expenses and Business Equipment

9.1	The Company shall reimburse any reasonable travel, hotel, entertainment and other out of pocket expenses wholly, exclusively and necessarily incurred by the Employee in the proper performance of the Employee’s duties under this Agreement subject always to the rules and policies of the Company from time to time and subject to the Employee providing receipts or other evidence of payment as the Company may require.

9.2	The Employee shall abide by such Company policy or policies on expenses as may be in place from time to time. As a general rule, the Employee shall be mindful of the need to minimise incurring expenses where possible and if necessary, that such expenses should be incurred in the most cost effective way.

9.3	To facilitate the payment of the Employee’s expenses, the Company may provide a company credit/debit card in their name for which the account will be rendered to and paid by the Company. The Employee will use the card solely for expenses referred to in this clause and return it to the Company’s registered office immediately upon the termination of this Agreement, or if requested to do so by the Company.

9.4	The Company may provide the Employee with the use of a mobile phone and laptop and/or associated computer accessories (collectively Business Equipment) for their business use, which will remain the Company’s property at all times.

9.5	The Employee shall not allow anyone else to use the Business Equipment, recognising that it may contain Confidential Information. The Employee also recognise that although he/she may store some personal information on the Business Equipment, it must not be overloaded to the extent that it would impede/restrict the memory for legitimate business use.

9.6	The Company will bear all reasonable costs associated with the use of the Business Equipment. If the Employee makes personal calls using the Company mobile phone, the Company may require the Employee to indicate on each itemised bill which calls, texts or data usage (including downloads) are personal, and to reimburse it for those personal calls which, in its opinion, exceed a reasonable allowance for personal usage. The Company may deduct the cost of these calls, texts or data usage from the Employee’s basic salary.

9.7	The Employee shall take good care of all Business Equipment and shall notify any Group Company should there be any technical difficulties with such Business Equipment and/or that it might require repair/replacement. Should such repair/replacement arise as a result of the Employee’s fault, the Employee may be required (at the Company’s discretion) to meet the cost of such repair/replacement.

9.8	On Termination or at any other time upon request of the Company, the Employee shall return the Business Equipment to the Company in good condition, together with all handbooks, cables and other related accessories. Prior to the return of the Business Equipment the Employee should not delete any material stored on the Business Equipment whether business or personal.

9.9	Until such time as the Company provides the Employee with Business Equipment, he/she shall be permitted to use their personal devices for business purposes. In relation to any such personal devices the Employee will promptly on request from the Company at any time:

9.9.1	Return all Confidential Information and any other business information belonging to the Company or related to the business of the Company or any Group Company; and/or

9.9.2	Delete such Confidential Information and other business information from all relevant personal devices without keeping any copies; and/or

9.9.3	Provide evidence that the above has been complied with, including but not limited to providing the Employee’s device(s) to the Company so that it can be checked.

10.	Discretionary Bonus

10.1	The Company may at its absolute discretion from time to time pay a bonus to the Employee at such level, on such conditions and at such time as the Company may decide at its absolute discretion.

10.2	In relation to any bonus, the Company may suspend, alter or discontinue any bonus payment(s) or any bonus plan and its eligibility requirements at any time (whether generally or in relation to the Employee only) at its absolute discretion. If the Employee receives any bonus payment the Company is not obliged to make any further bonus payments and any bonus payment will not become part of the Employee's contractual remuneration or fixed/basic salary.

10.3	In order to be eligible to receive a bonus payment, the Employee must be in the Company's employment and not under notice, given or received on the date that the bonus is paid. Bonus entitlement does not accrue in the course of a year, and the Employee is not entitled to payment of a bonus, or any pro rata portion of it, if the Employee leaves employment prior to the date that the bonus is paid.

10.4	The Employee shall not be eligible to be considered for any bonus nor shall any bonus be paid if the Employee is subject to any disciplinary action or investigation at the date any bonus is being considered and/or at the bonus payment date (as applicable) although the Company may reconsider the matter upon the conclusion of the disciplinary action or investigation in question.

11.	Pensions

11.1	The Company will comply with the employer pension duties in respect of the Employee in accordance with Part 1 of the Pensions Act 2008.

11.2	If the Employee is eligible to be enrolled in the pension, the Company shall be entitled to deduct from the Employee’s salary any amounts payable by the Employee as member contributions to such pension scheme as the Company is using from time to time.

12.	Benefit Plans

12.1	The Company may introduce from time to time benefit plans, in which the Employee may be invited to participate. At the moment the Company is contemplating putting in place a life insurance scheme and a private medical health insurance scheme but this is not yet confirmed. The Company may also put in place a policy of Directors and Officers insurance but this is not yet confirmed. If such schemes are put in place the Employee will be eligible to participate as appropriate.

12.2	The Employee’s participation in the benefit plans referred to in this clause are subject to:

12.2.1	the terms of that benefit plan, as amended from time to time;

12.2.2	the rules or the insurance policy of the relevant benefit provider, as amended from time to time; and

12.2.3	the Employee satisfying the normal underwriting requirements of the relevant benefits provider (which may involve a medical and/or a medical questionnaire) and the premium being at a rate which the Company considers reasonable.

12.3	The Company’s obligation under this clause is limited to paying premiums to the relevant benefits provider. If the benefit provider refuses to accept a claim under the relevant benefit plan the Company shall have no obligation or responsibility to challenge that decision or to compensate the Employee.

12.4	The Company reserves the right to discontinue, vary or amend each benefit plan (including the level of cover) at any time on reasonable notice to the Employee.

13.	Holidays

13.1	The Employee shall be entitled to the full time equivalent of 33 days' paid holiday in each holiday year (including any public holidays in England that fall on a working day) to be taken at times convenient to the Company and authorised in advance and paid at the rate of the Employee’s normal remuneration. In any holiday year the Employee’s statutory holiday entitlement will be deemed to be taken first.

13.2	The Company's holiday year runs between 1 January and 31 December. If the Employee’s employment commences or terminates part way through a holiday year, the Employee's entitlement during that holiday year shall be calculated on a pro rata basis rounded up to the nearest whole day.

13.3	The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on Termination.

13.4	If on Termination the Employee has taken in excess of their accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise, one day's pay for each excess day.

14.6	If either party has served notice to terminate the employment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

14.	Sickness

14.1	The Employee will be entitled to statutory sick pay in accordance with the prevailing rules of the statutory sick pay scheme. Any further payments will be discretionary, non-contractual and may be discontinued at any time.

14.2	The Employee must comply with the Company’s sickness absence notification procedures. Each time the Employee is absent from work they shall provide evidence to the Company of the reason for their absence. This evidence shall be provided by way of a self-certification form which shall be completed by the Employee on the first day on which the Employee returns to work. In addition, in the case of illness or injury lasting for more than seven consecutive days, the Employee shall provide a doctor's certificate on the eighth day of illness or injury and weekly thereafter.

14.3	The Employee consents to undergo a medical examination by a doctor nominated by the Company at the Company’s request and expense, and shall authorise such medical practitioner to disclose to, and discuss with, the Company the results of any such medical examination.

14.4	The rights of the Company to terminate the Employee’s employment under the terms of this Agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

15.	Directorships

15.1	The Employee shall serve as director of the Company and any Group Company as required from time to time. The Employee will:

15.1.1	comply with the articles of association (as amended from time to time) of any Group Company of which the Employee is a director or otherwise responsible; and

15.1.2	not do anything that would cause the Employee’s disqualification as a director.

15.2	On Termination or at any time at the Company’s request, the Employee shall:

15.2.1	immediately resign, without any claim for compensation, from any directorships or offices in any Group Company; and

15.2.2	transfer to the Company or as it may direct, without payment, any shares or other securities held by the Employee in any Group Company, which are held as a nominee or trustee for or for the benefit of, any Group Company and deliver to the Company the related certificates and do all acts or things necessary to give effect to the same.

15.3	Except with the prior approval of the Board or as required by this Agreement the Employee shall not resign as a director of any Group Company.

15.4	By way of security for the Employee’s obligations under this Agreement, the Employee hereby irrevocably appoints the Company to be their attorney to execute and do any such instrument or thing and generally to use the Employee’s name for the purpose of giving the Company or its nominee the full benefit of clause 15.

15.5	Any appointment of the Employee as a statutory director of any Group Company shall not amount to a term of employment. In the event of the Employee ceasing to be a statutory director as a result of the Company removing the Employee from any such directorship at any time for any reason this will not amount to a breach of this agreement and shall not give rise to a claim for damages or compensation.

15.6	The Employee consents to any Group Company making their service contract (as defined in the Companies Act 2006) available for inspection in compliance with that Act notwithstanding that it contains their residential address.

15.7	If during the Employee’s employment he/she ceases to be a director of any Group Company, the Company may elect whether their employment shall continue as an employee only based on the needs of the business and the requirements of the role. The Employee shall have no claims in respect of such cessation of office.

16.	Outside Activities and Interests and share dealing

16.1	The Employee shall not during the employment except as a representative of the Company or with the Board’s prior written consent (whether directly or indirectly, paid or unpaid) be employed, engaged, concerned or interested in any other actual or prospective business, organisation, occupation or profession unless such activity:

16.1.1	does not prejudice the proper performance of the Employee’s duties under this agreement;

16.1.2	does not create a conflict of interest or a material risk of a potential conflict of interest in the future; and

16.1.3	is not in competition with the businesses of any Group Company.

16.2	Intentionally left blank.

16.3	Nothing in this Agreement shall prevent the Employee from holding an investment by way of shares or other securities in any entity listed or dealt on a recognised stock exchange (a “Permitted Investment”) subject to such holding not giving rise to a breach of clause 16.5.

16.4	For the purposes of Clause16.5, Price Sensitive Information shall mean any information which:

16.4.1	relates (directly or indirectly) to any Group Company or their affiliates, or any of their respective clients, suppliers or customers or any shares, debentures or other securities in any of them; and

16.4.2	is not generally known or available to those persons who are accustomed or would be likely or may deal in those securities but which would, if it were known or available to them, be likely materially to affect the price of those securities.

16.5	Without prejudice to clause 17, in relation to dealings in shares, debentures or other securities in any Group Company and in relation to Price Sensitive Information, the Employee shall:

16.5.1	not publish or otherwise disclose to any other person (whether during or after the period of this Agreement) any Price Sensitive Information acquired in the course of their employment nor make any other improper use of Price Sensitive Information (including using such information for their own benefit or for the benefit of any third party);

16.5.2	comply where relevant with every rule of law, every regulation of recognised stock exchange, regulator or other relevant body, every regulation of any such exchange, regulator or body and with the spirit as well as the letter of the rules applying to every stock exchange on which the shares of any Group Company are listed or traded;

16.5.3	comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place;

16.5.4	not (and shall procure so far as the Employee is able that the Employee’s spouse or civil partner and children do not) deal or become, or cease to be, interested in any securities of any Group Company except in accordance with all applicable rules and guidelines and in accordance with the provisions of this Agreement.

17.	Confidential Information

17.1	The Employee acknowledges that in the course of the employment they will have access to Confidential Information.

17.2	Without prejudice to the Employee’s common law and fiduciary duties, the Employee shall not during employment or at any time after Termination and whether for their own benefit or for the benefit of any third party directly or indirectly:

17.2.1	use any Confidential Information; or

17.2.2	disclose any Confidential Information to any person, company or other organisation whatsoever,

except in the proper course of their duties, as required by law or as authorised by the Company in writing; or

17.2.3	remove from the Employee’s principal place of work any document, record, disk, tape, program or other document, material or storage device containing or referring to Confidential Information (save as necessary for the proper performance of the Employee’s duties and then only on the basis that the Employee uses best endeavours to protect that material from loss or theft or other unauthorised disclosure and in the event of any such loss, theft or other unauthorised disclosure he/she informs the Board immediately);

17.2.4	post Confidential Information on any social media sites, including Facebook, LinkedIn, Twitter, WhatsApp or any similar social or professional networking online sites or applications. On Termination, the Employee must comply with the terms of the Company's Social Media Policy governing termination (insofar as such a policy is in place at the relevant time)

17.3	The Employee shall be responsible for protecting the confidentiality of the Confidential Information and shall use best endeavours to prevent the misuse of Confidential Information by others.

17.4	All Confidential Information and Copies shall be the property of the Company and the Employee shall not make any Copies save in the proper course of their employment.

17.5	Save as authorised by the Company, the Employee shall not make or publish any comment regarding the business of any Group Company or any of its current or former employees or directors to the media (including on social media).

18.	Exceptions to Confidentiality Restrictions

18.1	Notwithstanding any provision to the contrary, nothing in this Agreement shall prevent any person from:

18.1.1	using or disclosing Confidential Information or making any report or disclosure which:

(a)	is required by HM Revenue and Customs; or

(b)	they are required to disclose by law or by a court of competent jurisdiction or is appropriate to disclose to a regulatory body; or

(c)	is appropriate to disclose to the police or a law enforcement agency in circumstances in which a criminal offence has been, or is alleged to have been, committed; or

(d)	is necessary and appropriate to disclose in confidence to a trade union representative or a regulated health, care or legal professional; or

(e)	they are entitled to disclose under section 43A to 43L of the Employment Rights Act 1996 (whistleblowing provisions) provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act

18.1.2	co-operating with a criminal investigation or prosecution;

18.2	Nothing in this Agreement is intended to prevent or inhibit any report, disclosure or co-operation referred to in clause 18.1 (“Disclosure”) or to influence the substance of such Disclosure.

19.	Whistleblowing

19.1	It is the duty of the Employee to report to the Board any material breach by any Group Company of their legal obligations of which the Employee is aware. Concerns should be reported, in writing, to the Board.

20.	Intellectual Property

20.1	The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company until fully vested in the Company.

20.2	The Employee acknowledges that, because of the nature of their duties and the particular responsibilities arising from the nature of those duties, the Employee has, and shall have at all times while employed by the Company, a special obligation to further the Company’s interests.

20.3	To the extent that title in the Employment IPRs do not vest in the Company as described clause 20.1, to the fullest extent permitted by law, the Employee hereby assigns to the Company with full title guarantee absolutely all right, title and interest in and to the Employment IPRs for the full term of such rights and all renewals and extensions, together with all accrued causes of action (whether occurring before, on, or after the date of this Agreement).

20.4	To the extent that legal title in and to any Employment Inventions or Employment IPRs do not vest in the Company as described in clause 20.1 or pursuant to clause 20.3, the Employee agrees, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute for determination to an expert who shall be appointed by the President of the Chartered Institute of Arbitrators. The expert's decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Employee agrees that the provisions of this clause 20.4 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 20.4 until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.

20.5	The Employee agrees:

20.5.1	to give the Company full written details of all Employment Inventions promptly on their creation;

20.5.2	at the Company’s request and in any event on the termination of their employment to give the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

20.5.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

20.5.4	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

20.6	The Employee waives all their present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

20.7	The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Employee in respect of their compliance with this clause. This clause is without prejudice to the Employee’s rights under the Patents Act 1977.

20.8	The Employee undertakes to execute all documents and do all acts both during and after their employment by the Company as may, in the opinion of the Board, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the Company’s name and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Employee’s reasonable expenses of complying with this clause 20.8.

20.9	The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

20.10	The Employee hereby irrevocably appoints the Company to be their attorney in their name and on their behalf to execute documents, use their name and do all things which are necessary or desirable for the Company to obtain for itself or the Company’s nominee the full benefit of this clause 20.

20.11	The Employee agrees that the Employee’s work for the Company will be the Employee’s own original work and the Employee will not violate the intellectual property rights of third parties. The Company does not want and does not need any confidential information relating to any former employer of the Employee and the Employee agrees to not to copy, use or disclose such information.

21.	Payment in Lieu of Notice

21.1	The Company may, in its sole and absolute discretion, terminate the Employee’s employment under this Agreement at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause 21.1 and that it will make a payment in lieu of notice ("PILON") to the Employee. The Employee’s employment will terminate immediately and any PILON due to the Employee in accordance with the provisions of this clause 21.1 will subsequently be paid. The PILON will be equal to the basic salary (as at the Termination Date) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less deductions required by law or such other payment instead including but not limited to sick pay as would have been payable instead of basic salary during such notice period or part thereof. For the avoidance of doubt the PILON shall not include any element in relation to:

21.1.1	any bonus or commission payments, or payments, rights or benefits under any share option or long term incentive plan or salary sacrifice scheme that might otherwise have been due had the Employee worked for the Company during the notice period for which the Payment in Lieu is made;

21.1.2	any payment in respect of benefits which the Employee would have been entitled to receive had they worked for the Company during the notice period for which the Payment in Lieu is made; and

21.1.3	any payment in respect of any Holiday Entitlement that would have accrued had the Employee worked for the Company during the notice period for which the Payment in Lieu is made.

21.2	The Company may pay any sums due under clause 21.1 in equal monthly instalments until the date on which the notice period referred to in clause 2.1 would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

21.3	The Employee shall have no right to receive a PILON unless the Company has exercised its discretion in clause 21.1. Nothing in this clause 21 shall prevent the Company from terminating the Employee’s employment under this Agreement in breach.

21.4	Notwithstanding clause 21.1, the Employee shall not be entitled to any PILON if the Company would otherwise have been entitled to terminate the Employee’s employment under this Agreement without notice in accordance with clause 22. In that case the Company shall also be entitled to recover from the Employee any PILON already made.

21.5	On termination of the employment howsoever arising the Employee shall not have any claim for breach of contract in respect of the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or by any Group Company in which the Employee may participate which would otherwise have accrued during the period of notice to which the Employee is entitled under clause 2 of the Agreement.

22.	Termination Without Notice

22.1	The Company may terminate the Employee’s employment under this Agreement with immediate effect without notice or PILON and with no liability to make any further payment to the Employee (other than in respect of such salary as shall have accrued at the Termination Date and payment in respect of accrued but untaken holiday entitlement) if in the reasonable opinion of the Board the Employee:

22.1.1	is guilty of gross misconduct; or

22.1.2	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses to comply with any reasonable and lawful directions of the Company; or

22.1.3	is grossly negligent or grossly incompetent in the performance of their duties; or

22.1.4	is declared bankrupt or has a receiving order made against them or makes any general composition with their creditors or takes advantage of any statute affording relief for insolvent debtors; or

22.1.5	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

22.1.6	is disqualified from acting as a director or resigns as a director from the Company or any Group Company without the prior written approval of the Board; or

22.1.7	commits any material breach of the Company’s policies or procedures; or

22.1.8	is no longer eligible to work in the United Kingdom; or

22.1.9	is guilty of any fraud or dishonesty or acts in any manner which brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

22.1.10	commits a breach of any legislation in force which may affect or relate to the business of the Company or any Group Company; or

22.1.11	is guilty of a serious breach of any professional conduct rules applicable to the Employee, the rules of any regulatory authorities relevant to the Company or any Group Company or any code of practice or policy issued by the Company (as amended from time to time); or

22.1.12	refuses or fails to agree to accept employment on the terms and in the circumstances specified in clause 28.1; or

22.1.13	is in material breach of the articles of association of the Company and/or any shareholders’ or investment agreement in place in relation to the Company from time to time.

22.2	The rights of the Company under clause 22.1 are without prejudice to any other rights that it might have at law to terminate the Employee’s employment or to accept any breach of this Agreement by the Employee as having brought the Agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.

22.3	The Company may suspend the Employee from any or all of the Employee’s duties during any period in which the Company is investigating any disciplinary matter involving the Employee or while any disciplinary procedure or regulatory investigation is outstanding. Any such suspension shall not constitute disciplinary action. During any period of suspension, the Company may impose the same conditions that apply to Garden Leave.

23.	Garden Leave

23.1	Following service of notice to terminate the employment by either party, or if the Employee purports to terminate the employment in breach of contract, the Company may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the employment.

23.2	During any period of Garden Leave:

23.2.1	the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of any Group Company;

23.2.2	the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the home of the Employee) as the Board may reasonably decide;

23.2.3	the Company may appoint another person to carry out the Employee’s normal duties;

23.2.4	the Employee shall continue to receive their basic salary (or such other pay as would have been paid had the employee not been put on garden leave such as sick pay) but shall not be entitled to receive any bonus or other incentive in respect of the period of Garden Leave;

23.2.5	the Employee shall remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

23.2.6	the Employee shall be contactable during each working day (except during any periods taken as holiday in the usual way) and make themselves available to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to any Group Company;

23.2.7	the Company may exclude the Employee from any premises of any Group Company, require the Employee to return any Group Company property and remove the Employee’s access from some or all of its information systems;

23.2.8	the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client or other business contact of any Group Company as it may reasonably determine;

23.2.9	the Employee hereby agrees that upon request he/she will take any accrued but untaken holiday; and

23.2.10	the Employee shall provide such assistance as the Company or any Group Company may require to effect an orderly handover of their responsibilities to any individual or individuals appointed by the Company or any Group Company to take over their role or responsibilities.

24.	Obligations Upon Termination

24.1	On Termination or, if earlier, at the start of a period of Garden Leave following the service of notice or purported Termination by the Employee, the Employee shall:

24.1.1	immediately deliver to the Company all property belonging to the Company;

24.1.2	immediately deliver to the Company all documents, books, materials, records, correspondence, papers, Copies, Confidential Information and other business information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys and any other property of any Group Company, which is in the Employee’s possession or control;

24.1.3	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory (including on any personal computer, personal device, personal email account or web account), and all matter derived from such sources which is in their possession or under their control outside the premises of the Company;

24.1.4	immediately resign, without any claim for compensation, from any directorships or offices in any Group Company unless requested otherwise by the Company;

24.1.5	provide the Company with any information, advice or reasonable assistance it requires in respect of their employment or its termination; and

24.1.6	provide a signed statement confirming full compliance with the obligations under clauses 24.1.1 and 24.1.2 together with such reasonable evidence of compliance as the Company may request.

25.	Cooperation

During employment and on and after Termination, the Employee agrees to cooperate with the Company, any Group Company and its employees, officers or consultants in the effort to effect an orderly, smooth, and efficient transition of the Employee’s duties and responsibilities to such individual(s) as the Company or Board may direct (including any successor Chief Executive Officer, be it on an interim or permanent basis (the “Successor”)). This includes cooperating with reasonable requests made by or on behalf of the Company for information with respect to: the operations, practices, and policies of the Company; the Employee’s responsibilities during their employment; and consulting with a Successor on matters that arose while the Employee served as Chief Executive Officer.

26.	Statutory Particulars

26.1	The Employee is subject to the Company's disciplinary and grievance procedures, copies of which are available from the Board, although the Board reserves the right to deviate from these procedures in light of the Employee’s seniority and length of service. These procedures do not form part of the Employee's contract of employment.

26.2	If the Employee wishes to raise a grievance or appeal a disciplinary decision the matter should be raised in writing with the Board.

26.3	There is no collective agreement which affects the Employee’s employment or this Agreement.

26.4	The Company does not impose any mandatory training requirements in relation to the Employee.

26.5	The Company intends to comply with its statutory obligations regarding time off from work for example relating to family leave (including maternity, paternity and parental), domestic incident leave, jury and military service. There is no right to paid time (except to the extent required by law) but the Company may exercise its discretion in relation to short term absences. Any enhancement to the statutory payments offered by the Company will be contained in the relevant Company policy as it applies at the relevant time and may be removed or amended from time to time at the Company’s discretion.

27.	Workplace Privacy

27.1	The Employee confirms that they have read and understood the Company’s Privacy Notice which is available on request.

27.2	The Employee understands that the Company may monitor the Employee’s communication and electronic equipment including, without limitation, the Company's telephone, chat and e-mail systems, information stored on the Company's computer equipment (including all electronically stored information that is the property of the Company), recordings from the Company's closed circuit television cameras and any other computer equipment or other device used by the Employee in the performance of their duties.

27.3	For the purposes of this clause 27.3, the terms "personal data", "special category personal data" and "processing" have the meaning given in the General Data Protection Regulation (EU) 2016/679 (GDPR).

27.3.1	The Company may transfer to the Employee (or allow the Employee to access) certain information relating to the Company or a Group Company containing personal data (including but not limited to personal data relating to any employee, worker, customer, client, supplier, or agent of the Company or any Group Company (the "Company Personal Data")).

27.3.2	The Employee shall comply with any Company data protection policy in place from time to time when handling any Company Personal Data.

27.4	The Employee shall process Company Personal Data only as required to perform their duties, or as required by applicable law.

27.5	Unless required by applicable law, the Employee shall not retain or process Company Personal Data for longer than is necessary to perform their duties hereunder, and (notwithstanding the generality of clause 24) following termination of this Agreement, or at any time on request from the Company, the Employee shall promptly delete or destroy all Company Personal Data and certify in writing to the Company that they have done so.

27.6	If the Employee becomes aware of a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Company Personal Data (a "Security Incident"), the Employee shall promptly notify the Company and cooperate with the Company's investigation of the Security Incident. At all times, the Employee shall have in place and maintain appropriate security measures to protect the Company Personal Data against Security Incidents.

27.7	The Employee shall use all reasonable endeavours to keep the Company informed of any changes to their personal data.

28.	Severance payment

28.1	Subject always to Clause 28.2 below, if the Employee’s employment is terminated by the Company, the Employee will be entitled to receive a departure bonus equal to the equivalent of 6 months’ basic salary less deductions for income tax and national insurance contributions and any other amounts required by applicable law (the “Severance Payment”). To avoid doubt, entitlement to the Severance Payment will not arise in the event of the Employee’s resignation, of office or employment, for any reason.

28.2	Payment of the Severance Payment referred to at Clause 28.1 is conditional on the Employee:

28.2.1	having complied with the Employee’s obligations under this Agreement;

28.2.2	not having had their employment terminated pursuant to Clause 22 above; and

28.2.3	signing a waiver & release / settlement agreement in terms acceptable to the Company.

29.	General

29.1	If the Employee’s employment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Employee acknowledges and agrees that there shall be no claim against the Company or any undertaking arising out of or connected with such termination.

29.2	If the Employee shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this agreement by way of novation to a Group Company or any company which has agreed to acquire, directly or indirectly, 50 per cent of the share capital of the Company, the Company may terminate the Employee’s employment under this Agreement by such notice as is required by section 86 of the Employment Rights Act 1996 given within one month of such offer.

29.3	The Employee will, at the request of the Company at any time after the Termination Date, co-operate and provide assistance to any Group Company in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning any Group Company where the Employee is aware of any facts or other matters which the Company reasonably considers is relevant to such process or legal proceedings.

29.4	This clause applies if the Employee subscribes for or is awarded shares in the Company or any Group Company or participates in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an "Incentive") or may do so. Upon Termination, the Employee's rights (if any) in respect of each Incentive shall be solely determined by the articles of association, rules or other documents governing each Incentive which are in force on the Termination Date and the Employee hereby irrevocably waives all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to the Employee (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).

29.5	A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given for that party in this Agreement, in the case of the Employee to their personal email address or as otherwise notified in writing to the other party. A notice given by email shall be deemed to take effect one hour after it is sent, a notice sent by first class post shall be deemed to take effect on the next working day and notice sent by courier upon delivery at the address in question. A notice required to be given to the Company under this Agreement shall not be validly given if sent by email.

29.6	This Agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter, including the Employee’s offer letter.

29.7	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modifications as may be necessary to make it valid.

29.8	The Employee agrees that in entering into this Agreement the Employee does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement. The Employee waives any claim for innocent or negligent misrepresentation or negligent misstatement including in respect of any statement set out in this Agreement. Nothing in this clause shall operate to exclude liability for any fraud.

29.9	No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives) save that the Company may amend the terms of this Agreement by notifying the Employee that it is exercising its right to do so.

29.10	The Employee shall not be contractually entitled to receive any benefit from the Company which is not expressly provided for by this Agreement.

29.11	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same agreement.

29.12	The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to any Group Company. No person other than the parties to this Agreement and any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

29.13	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England.

29.14	Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

29.15	The Company accepts the benefits in this agreement on its own behalf and on behalf of all Group Companies. The Company shall be entitled to assign its rights and those of other Group Companies in connection with this agreement to any other Group Company at any time with immediate effect on giving written notice to the Employee.

Executed and delivered as a Deed by the Employee and by the Company on the date stated at the beginning of this Agreement.

Signed as a deed by Kim Davis	/s/ Kim Davis
for and on behalf of ZURA BIO LIMITED	Signature

Signed as a deed by Someit Sidhu	/s/ Someit Sidhu
Signature